For more information, contact:

FalconStor Software, Inc.

Vincent Sita

Chief Financial Officer

vincent.sita@falconstor.com

FalconStor Software Announces its intention to voluntarily deregister under Section 12(g) of the SEC

AUSTIN, TEXAS (June 28, 2023) - FalconStor Software, Inc. (OTCQB: FALC) (the “Company” or “FalconStor”), a trusted data protection leader modernizing disaster recovery and backup for the hybrid cloud world, today announced to voluntarily deregister under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company intends to file a Form 15 by July 12th, 2023. Moreover, FalconStor will move from the OTCQB tier to the Pink Current tier, both operated by the OTC Market Group Inc. (“OTC”).

The Board of Directors of the Company (the “Board”) believes that the decision to deregister and suspend its reporting obligations under the Exchange Act as well as moving to a lower OTC tier is in the best interest of the Company and its shareholders. The Board has determined that the burdens associated with operating as a registered public company outweigh any advantages to the Company and its stockholders at this time. The Board carefully reviewed many factors, including the significant cost savings of no longer preparing and filing periodic reports with the Securities and Exchange Commission, and the reduction of significant legal, audit and other costs associated with being a reporting company.

The Company will continue to provide sufficient information to its shareholders in order to continue enabling a trading market for its common stock within the OTC Pink Current trading market. Once the Company is deregistered, the Board believes that the Company will refocus its financial and management resources towards growing its current business opportunities.

About FalconStor Software

FalconStor is the trusted data protection software leader modernizing disaster recovery and backup operations for the hybrid cloud world. The Company enables enterprise customers and managed service providers to secure, migrate, and protect their data while reducing data storage and long-term retention costs by up to 95%. More than 1,000 organizations and managed service providers worldwide standardize on FalconStor as the foundation for their cloud first data protection future. Our products are offered through and supported by a worldwide network of leading managed service providers, systems integrators, resellers, and original equipment manufacturers.

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FalconStor and FalconStor Software are trademarks or registered trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.

Links to websites or pages controlled by parties other than FalconStor are provided for the reader's convenience and information only. FalconStor does not incorporate into this release the information found at those links nor does FalconStor represent or warrant that any information found at those links is complete or accurate. Use of information obtained by following these links is at the reader's own risk.

CONTACT INFORMATION

For more information, contact:

Vincent Sita

Chief Financial Officer FalconStor Software Inc.

investorrelations@falconstor.com

CONTACT US AROUND THE GLOBE

Corporate Headquarters	Europe Headquarters
501 Congress Avenue	GERMANY
Suite 150	Landsberger Straße 302
Austin, Texas 78701	80687 München, Germany
Tel: +1.631.777.5188	salesemea@falconstor.com
salesinfo@falconstor.com